Exhibit 2.10

STOCK PURCHASE AGREEMENT

by and among

HECKMANN CORPORATION,

a Delaware corporation;

COMPLETE VACUUM AND RENTAL, INC.,

a Texas corporation;

and

STEVEN W. KENT, II and JANA S. KENT

Dated as of November 8, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into as of November 8, 2010 by and among: Heckmann Corporation, a Delaware corporation (the “Buyer”); Complete Vacuum and Rental, Inc., a Texas corporation (the “Company”); and Steven W. Kent, II and Jana S. Kent (each a “Shareholder” and together, the “Shareholders”). The Company and Shareholders shall be referred to collectively herein as the “Selling Parties.” The Buyer and the Selling Parties shall be referred to collectively herein as the “Parties.” Certain capitalized terms used in this Purchase Agreement are defined in Exhibit A attached hereto; other capitalized terms used in this Purchase Agreement are defined in the Sections of this Purchase Agreement where they appear.

RECITALS

WHEREAS, the Company (i) transports waste water produced by customers in their oil and gas operations, using vacuum trucks, winch trucks and frac tanks, from terminals the Company maintains in East Texas, Northwest Louisiana and Central Arkansas, (ii) separates oil or gas from the oilfield waste water it transports and sells it for its own account, (iii) disposes of oilfield waste water in deep injection disposal wells located throughout East Texas (“Wells”), and (iv) rents vacuum trucks, winch trucks, frac tanks and other such oilfield waste transportation equipment to its customers for use in their own oil and gas disposal operations (such activities and all incidental or related businesses of the Company herein referred to as the “Business”);

WHEREAS, each Shareholder is the holder of 500 shares of common stock, $1.00 par value, of the Company (the “Company Stock”), which shares of common stock constitute all of the issued and outstanding shares of capital stock of the Company (all such shares held by the Shareholders being hereinafter referred to as the “Shares”);

WHEREAS, the Buyer desires to acquire from each Shareholder, and each Shareholder desires to sell to the Buyer, all of the Shares held by such Shareholder, on the terms and subject to the conditions set forth in this Purchase Agreement;

WHEREAS, in connection with and in order to facilitate this transaction, to induce the Buyer to enter into this Purchase Agreement and pursuant to Section 3.17(a), the Shareholders have caused McVac, Inc., a Texas corporation; Pointe Coupee Energy, Inc., a Texas corporation; S&J Kent Investments, LLC, a Louisiana limited liability company and 4-K Rentals, L.L.C., a Louisiana limited liability company (each a “Designated Affiliate” and collectively, the “Designated Affiliates”) to transfer (at the book value thereof) to the Company all assets (including leased and other equipment) and interests held by them related to the Business, free and clear of any and all Liens, except as disclosed on Part 3.6(a) of the Disclosure Schedule; will terminate as of Closing all interests held by the Designated Affiliates in the Company’s Wells; and have (i) obtained all shareholder and corporate authorizations, (ii) effected all necessary filings, (iii) provided all necessary notices, (iv) obtained all necessary consents of Governmental Bodies and any other Persons, and (v) paid all sales, income, transfer or other taxes related to such transfers as necessary to complete such transfers of assets and termination of interests;

WHEREAS, all annexes, schedules, exhibits and other attachments hereto are incorporated herein by reference and, taken together with this Purchase Agreement, including the foregoing recitals, shall constitute a single agreement; and

WHEREAS, the Parties wish to set forth certain other agreements among them.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the Parties, intending to be legally bound, agree as follows:

SECTION 1: PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. Subject to all the terms and conditions of this Purchase Agreement, and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing each Shareholder shall sell, sign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each Shareholder, all of the issued and outstanding Shares held by each Shareholder, such Shares representing all of the issued and outstanding Shares of the Company, free and clear of any and all Liens, for the consideration specified in this Purchase Agreement.

1.2 Purchase Price. In consideration of the sale, assignment and conveyance of all the Shares by the Shareholders to the Buyer at the Closing, the Buyer shall pay or cause to be paid to the Shareholders, in accordance with this Section 1, an aggregate amount of cash and Buyer common stock equal to $64 million, subject to an additional amount of up to $12 million in Earn-Out Payments, as set forth in Sections 1.5 and 1.6 herein, and the adjustments set forth in Section 1.4 and Section 7.6 (after giving effect to any such adjustment, the “Purchase Price”). All amounts paid in cash (the “Cash Consideration”) shall be paid by wire transfer of immediately available funds. All amounts paid in Buyer Common Stock (the “Stock Consideration”) shall be computed at a per share price equivalent to the average of the closing sales price on the New York Stock Exchange, or such other national securities exchange on which Buyer common stock may then be listed, for the ten trading days immediately preceding the issuance of the Stock Consideration shares, except for the shares issued at Closing which will be measured over the ten trading days prior to public announcement of this transaction. The Stock Consideration shall consist of unregistered securities bearing the restrictive legend set forth in Section 3.19(h). In no event shall the Stock Consideration under this Purchase Agreement exceed 19.9% of the Buyer’s outstanding common stock at Closing. The elements of the Purchase Price are as follows:

1.2(a) up to $38 million of indebtedness of the Company, which shall include term loans, credit facilities, capital leases, MG Finance operating leases (based upon their payoff amount), and other obligations evidenced by notes, bonds, debentures, or any similar instruments which the Buyer in its discretion, provided by written notice no later than seven Business Days prior to Closing, will either (i) retain at the Company (the “Assumed Debt”), or (ii) pay off at Closing, as more fully set forth on Schedule 2.2(i)(ii) (the “Funded Debt”). Consistent with Section 1.2(c), the difference between $38 million and the sum of the Funded Debt and Assumed Debt will be paid to Shareholders at Closing in a combination of 70% Cash Consideration and 30% Stock Consideration. For purposes of this Section 1.2, Buyer acknowledges that prior to Closing the Company will make up to $5 million in capital expenditures and related borrowings (the “Permitted Borrowings”) in connection with the expansion of the Company’s operations in the Eagle Ford shale play and the Barnett shale play, which indebtedness will not be included in the sum of the Funded Debt and Assumed Debt, although Buyer acknowledges that this indebtedness will be on the books of the Company at Closing. If the Company’s indebtedness at Closing exceeds $38 million (net of the Permitted Borrowings), Shareholders shall immediately repay such amount as is necessary to reduce such indebtedness to $38 million and, if they fail to do so, Buyer may do so and reduce the cash component of the Purchase Price paid at Closing.

1.2(b) $5 million in Cash Consideration to pay off the note listed on Schedule 1.2(b) related to the redemption of certain shares of the Company’s common stock held by a related party (the “Related Party Debt”);

1.2(c) an amount payable to Shareholders at Closing (currently estimated to be approximately $21 million) in a combination of 70% Cash Consideration and 30% Stock Consideration, which shall be equal to $64 million less the amount of the Funded Debt, the Assumed Debt and the Related Party Debt; and

1.2(d) up to $12 million in Earn-Out Payments in a combination of 70% Cash Consideration and 30% Stock Consideration to the Shareholders, to be determined and paid in accordance with Sections 1.5 and 1.6 herein.

1.3 Key Person Compensation. The Buyer shall cause the Company to enter employment agreements, in substantially the form attached hereto as Exhibit B, with two key employees of the Company identified therein (“Key Person Compensation Agreements”), to be effective as of the Closing Date. The Key Person Compensation Agreements shall provide, among other matters, for the payment of $1 million in the aggregate to each of the key employees in the form of 70% cash and 30% Buyer common stock in equal installments at Closing (one-half) and January 1, 2012 (one-half). The second installment payment will be conditioned upon the continued employment of the respective key person through the end of the 2011 calendar year.

1.4 Minimum Shareholders’ Equity.

1.4(a) Post Closing Date Shareholders’ Equity Adjustment. As of Closing, the shareholders’ equity of the Company shall be $15,000,000, less the distribution to Shareholders for income taxes set forth in Section 5.1(d) and plus or minus the actual normal operating results of the Company occurring during the period of September 30, 2010 until Closing (the “Minimum Shareholders’ Equity”). For purposes of this Section 1.4, “normal operating results” shall mean the results from day-to-day activities of the Company occurring in the Ordinary Course of Business and of a similar nature to those occurred during the months of July and August 2010, all as determined in accordance with Generally Accepted Accounting Principles consistently applied with past practice (“GAAP”), and shall exclude, without limitation, expenditures arising from non-recurring or extraordinary items such as lawsuits, environmental issues or accidents. Shareholders will prepare in good faith, and deliver at Closing, an estimated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP. The estimated Closing balance sheet shall, without limitation, reflect all income, expenditures, expenses or distributions, including those disclosed in Section 5.1(a)-(d), from September 30, 2010 to Closing. If the Closing shareholders’ equity determined pursuant to Section 1.4(b) below is more than $250,000 less than the Minimum Shareholders’ Equity, Shareholders will pay Buyer the amount of such difference in accordance with Section 1.4(b) (the “Shareholders’ Equity True-Up Amount”).

1.4(b) Determination of Post Closing Date Shareholders’ Equity Adjustment.

(i) Within 60 calendar days following the Closing Date, the Buyer shall prepare and deliver the following items to the Shareholders:

(a) a final balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP, which Closing Date Balance Sheet shall include the Buyer’s good faith determination of the Company’s Shareholders’ Equity, Funded Debt, Assumed Debt and Permitted Borrowings at Closing;

(b) the Buyer’s good faith determination of the Shareholders’ Equity True-Up Amount (which shall be adjusted for any error revealed in the Closing Date Balance Sheet with respect to the computation of the sum of the Funded Debt and Assumed Debt under Section 1.2(a)); and

(c) identification of the party to which the Shareholders’ Equity True-Up Amount should be paid.

(ii) The Shareholders, acting jointly, shall have 30 calendar days following receipt of the Closing Date Balance Sheet to review and analyze the Closing Date Balance Sheet and to notify the Buyer in writing of acceptance or dispute of the Closing Date Balance Sheet, which notice shall set forth in reasonable detail the basis for and amount of such dispute. If the Shareholders shall notify the Buyer of acceptance (or shall fail to notify the Buyer of either acceptance or dispute) by the Shareholders of the Closing Date Balance Sheet within such 30-day period, the Closing Date Balance Sheet shall constitute the “Final Closing Date Balance Sheet.” If the Shareholders shall so notify the Buyer of any dispute as to the Closing Date Balance Sheet within such 30-day period, the Buyer and the Shareholders shall cooperate in good faith to resolve such dispute as promptly as possible, and if the Buyer and the Shareholders are able to resolve such dispute (as evidenced by a written notice, attaching the agreed upon version of the Closing Date Balance Sheet as so acknowledged by each of the Buyer and the Shareholders) within 15 calendar days of the Shareholders’ delivery of the notice of such dispute as set forth in this Section 1.4(b)(ii) (the “Resolution Period”), then the Closing Date Balance Sheet, as so acknowledged, shall constitute the Final Closing Date Balance Sheet. Payment of the Shareholders’ Equity True-Up Amount shall be paid to the appropriate Party by wire transfer of immediately available funds within 15 calendar days after the determination of the Final Closing Date Balance Sheet.

(iii) If the Parties cannot agree on the calculations of the Final Closing Date Balance Sheet within the Resolution Period, they shall within 15 days after the expiration of the Resolution Period mutually identify and hire a nationally recognized independent accounting firm (“Accounting Firm”) to act as arbitrator and to determine such calculations for the Parties. If the Buyer and the Shareholders are unable to agree on the Accounting Firm, then the Buyer and the Shareholders (acting jointly) shall each have the right to request the American Arbitration Association to appoint the Accounting Firm, which Accounting Firm shall not have had a material relationship with any of the Parties or any of their respective Affiliates within the immediately preceding five years. All fees and expenses incurred by the Accounting Firm in connection with the services it performs hereunder shall be borne as to one-half by the Buyer and as to one-half by the Shareholders. The Accounting Firm’s determination shall be requested to be made within 20 days of its selection and shall be set forth in a written statement delivered to the Buyer and the Shareholders, attaching as an exhibit thereto the Closing Date Balance Sheet items reflecting such determination (the “Auditor’s Determination Statement”). The Auditor’s Determination Statement shall be final, binding and conclusive on the Buyer and the Shareholders and shall constitute an arbitral award upon which a judgment may be entered by a court of competent jurisdiction. The Closing Date Balance Sheet attached to the Auditor’s Determination Statement shall constitute the Final Closing Date Balance Sheet. Payment of the Shareholders’ Equity True-Up Amount, as determined by the Auditor’s Determination Statement, shall be made to the appropriate party by wire transfer of immediately available funds within 15 calendar days after the delivery of the Auditor’s Determination Statement to the Parties.

1.4(c) Buyer and Shareholders will have the right to communicate with each other and, to the extent reasonably required, to review the work papers, books and records, schedules, memoranda and other documents prepared or reviewed by the applicable Party in preparing the items referenced in Sections 1.4(a) and 1.4(b).

1.5 Earn-Out. For each of the three fiscal years ending December 31, 2011, December 31, 2012, and December 31, 2013 (the “Annual Periods”) that the Company attains a minimum of $20 million of EBITDA (the “Performance Target”), the Shareholders will receive a supplemental Purchase Price payment of $2 million plus an amount equal to one-half of the amount of EBITDA exceeding $20 million for each Annual Period (each, an “Earn-Out Payment”). The maximum Earn-Out Payments payable to Shareholders for all Annual Periods is $12 million in the aggregate. The Earn-Out Payments shall be paid in a combination of 70% cash by wire transfer of immediately available funds and 30% in shares of Buyer Common Stock. The specific number of shares of Buyer Common Stock to be included in each Earn-Out Payment shall be computed as the average of the closing sales price of the Buyer common stock on the New York Stock Exchange, or such other national securities exchange on which Buyer Common Stock may then be listed, for the ten trading days immediately prior to the issuance of the shares. Each Earn-Out Payment shall be paid within five Business Days after determination of the EBITDA calculation pursuant to Section 1.6 below in the year after each Annual Period in which the applicable Performance Target was met, subject to Section 7.6 herein.

1.6 Calculation of EBITDA.

1.6(a) Within 15 calendar days after Buyer’s audited financial statements are available for the Annual Periods, the Buyer shall prepare and deliver to the Shareholders a schedule setting forth in reasonable detail the Company’s calculation of the EBITDA for the applicable period (each, an “EBITDA Calculation”), provided however, that the untimely provision of such statement shall not be deemed a material default hereunder. “EBITDA” shall mean earnings of the Company (and if positive, the earnings of Heckmann Water Resources Corporation and any other business in which the Buyer invests that is similar to the Business primarily within the states of Arkansas, Louisiana and Texas, which investments the Parties estimate in good faith will be greater than $18 million over the term of the Annual Periods, before interest, income taxes, depreciation and amortization, after giving effect to the following:

(i) subtraction of reasonable costs of actual services or benefits provided to the Company by the Buyer or an affiliate, including without limitation, insurance, legal services, accounting services, information technology assistance, payroll administration, and similar services. In the event costs apply to multiple Buyer entities, Buyer will allocate such costs equitably after consultation with the Shareholders.

(ii) subtraction of all costs incurred to identify, recruit, hire, relocate and compensate (including without limitation all amounts of gross salary, incentive compensation, benefits and perquisites) any member of senior management that Buyer determines is necessary or appropriate (A) in light of the expected growth of the Company, to add to the Company, or (B) in the event that a Shareholder or other member of senior management ceases to be employed by the Company for any reason, to replace that person; provided, however, that the fully burdened cost of each such person shall be deemed not to exceed the greater of the fully burdened cost of the highest paid Shareholder and $250,000.

(iii) for purposes of computing EBITDA, until the Company achieves EBITDA of $20 million in any given Annual Period, the aggregate amount of the costs subtracted pursuant to items (i) and (ii) above will be deemed to be the lesser of (A)(x) in the case of (i), the reasonable costs in the aggregate for actual services or benefits provided by the Buyer, and (y) in the case of (ii), the deemed amount of the fully burdened cost for any senior management person added thereunder, and (B) the amount derived by multiplying total revenues for the applicable Annual Period by the ratio of such costs to the total revenues as reflected in the 2008 financial statements of the Company, as audited by Silva Gurtner & Abney, LLC.

(iv) Assumed Debt will not affect the cash flows of the Company, which cash flows are expected to be reinvested in the business during the earn-out period, and will not be used to repay Assumed Debt.

(v) A sample EBITDA Calculation is set forth on Schedule 1.6.

The Parties acknowledge and agree that nothing herein shall be deemed to limit or modify the fiduciary duties of the board of directors of the Buyer or the Company, and that any decisions regarding major investments or material uses of cash and cash flows are within the purview of such boards.

1.6(b) The Shareholders, acting jointly, shall have 30 calendar days following receipt of the EBITDA Calculation to review the EBITDA Calculation and to notify the Buyer in writing of acceptance or dispute of the EBITDA Calculation, which notice shall set forth in reasonable detail the basis for and amount of such dispute. If the Shareholders shall notify the Buyer of acceptance (or shall fail to notify the Buyer of either acceptance or dispute) by the Shareholders of the EBITDA Calculation within such 30-day period, the EBITDA Calculation shall be binding and conclusive upon the Parties. If the Shareholders shall so notify the Buyer of any dispute as to the EBITDA Calculation within such 30-day period, the Buyer and the Shareholders shall cooperate in good faith to resolve such dispute as promptly as possible, and if the Buyer and the Shareholders are able to resolve such dispute (as evidenced by a written notice, attaching the agreed upon version of the EBITDA Calculation as so acknowledged by each of the Buyer and the Shareholders) within 15 calendar days of the Shareholders’ delivery of the notice of such dispute as set forth in this Section 1.6(b), then the EBITDA Calculation, as so acknowledged, shall constitute the final EBITDA Calculation. If the Buyer and the Shareholders cannot agree on the EBITDA Calculation during such 15 calendar day period, Buyer and Shareholders will follow the procedures for resolutions of disputes set forth in Section 1.4(b)(iii).

1.6(c) The Shareholders will have the right to communicate with Buyer and, to the extent reasonably required by the Shareholders to complete their review of the EBITDA Calculation, review the work papers, books and records, schedules, memoranda and other documents Buyer prepared or reviewed in preparing the EBITDA Calculation.

1.7 Withholding Taxes. Notwithstanding any other provision in this Purchase Agreement, Buyer and the Company shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by applicable Law and to collect any necessary Tax forms, including Form W-9 from each Shareholder and any other recipient of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Purchase Agreement as having been delivered and paid to the Shareholders or any such other recipient of payments in respect of which such deduction and withholding was made.

SECTION 2: CLOSING AND EFFECTIVE TIME

2.1 Closing. The closing (the “Closing”) shall take place at such a place, and on such a date and time as Buyer and Shareholders may mutually determine (the “Closing Date”), which shall not be later than December 15, 2010 (the “Outside Date”). The consummation of the transactions contemplated hereby shall be deemed effective as of 7:00 a.m. local California time on the day after the date of Closing (the “Effective Time”).

2.2 Closing Conditions to Obligations of the Buyer. The obligation of Buyer to effect the transactions contemplated herein shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

2.2(a) No Litigation. No suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person, shall be pending, instituted or threatened which questions the validity or legality of the transactions contemplated hereby or is reasonably likely to result in a Material Adverse Change on the properties, assets, reserves, business, financial condition or prospects of the Company. No Governmental Body of competent jurisdiction shall have enacted a Legal Requirement that would have the effect of prohibiting the transactions contemplated hereby or result in a Material Adverse Change.

2.2(b) Performance. Each of the representations and warranties of the Selling Parties contained in this Purchase Agreement shall have been true and correct when made and, as of the Effective Time, shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Change qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Change qualification), and each Selling Party shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by them at or prior to the Effective Time.

2.2(c) No Material Adverse Change. The Company shall not have suffered any Material Adverse Change since the date of this Purchase Agreement.

2.2(d) Full Participation. The Shareholders shall stand ready, willing and able to close the transactions contemplated hereby at the Closing.

2.2(e) Due Diligence. Buyer shall have concluded its due diligence investigation without discovering adverse conditions that it reasonably believes warrant a reduction in the Purchase Price by $3 million or more.

2.2(f) Disclosure Schedule. Shareholders shall have delivered the Disclosure Schedule contemplated by Section 3 herein in form and substance acceptable to the Buyer in its sole discretion.

2.2(g) Governmental Authorizations. Buyer shall have secured all material Governmental Authorizations, and procured all bonds or satisfied all other commitments related thereto, necessary for it to own and operate the Business as heretofore owned and operated by the Shareholders.

2.2(h) Payoff of Related Party Receivables. All unpaid obligations to the Company of any director, manager, officer, employee, agent, stockholder, member, partner or Affiliate or associate of the Company, including such items listed in Part 3.17(b) of the Disclosure Schedules, shall be paid off at Closing.

2.2(i) Closing Deliveries of Shareholders. At the Closing, the Shareholders will deliver the following to Buyer:

(i) Shares of Company Stock. The Shares, by delivering one or more certificates in negotiable form representing the Shares held by each Shareholder indicated on Part 3.1(b) of the Disclosure Schedule. The certificates evidencing the Shares shall be (A) duly endorsed in blank or accompanied by duly executed instruments of transfer duly endorsed in blank; and (B) accompanied by any necessary documentary or stock transfer stamps or Taxes attached and cancelled. At the Effective Time all rights, title and interest in and to the Shares shall immediately vest in the Buyer;

(ii) Payoff or Assumption of Debt. No later than five days after the Buyer’s notice to Shareholders made under Section 1.2, the Company shall provide Buyer with the following:

(a) as to the Funded Debt, a Pay-Off Letter, from each relevant Creditor;

(b) a statement on Schedule 2.2(i)(ii) setting forth the Funded Debt to be paid at Closing pursuant to the Pay-Off Letters, including a list of the Creditors to be paid, the portion of the Funded Debt to be paid to each Creditor, and payment wiring instructions for each Creditor; and

(c) as to the Assumed Debt, the consents, accession agreements and other documents required of each Creditor as applicable with regard to the Assumed Debt.

(iii) Lien Terminations. Releases of all Liens in respect of Funded Debt held by any of Company’s Creditors or by any other Person related to the Funded Debt, including UCC-3 termination statements, and releases of any Tax Liens levied against the Company or its assets or properties;

(iv) Estimated Closing Balance Sheet. The balance sheet for the Company required by Section 1.4(a);

(v) Property and Records. Physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of any Shareholder or Designated Affiliate;

(vi) Resignations. Written, signed resignations of each of the directors of the Company in office immediately prior to the Closing Date, except that Steven W. Kent II shall remain on the board of directors of the Company, and the key employees shall retain their positions as set forth in the Key Person Compensation Agreements;

(vii) Shareholder Employment Agreement. Employment agreement in the form of Exhibit C executed by Steven W. Kent II (the “Shareholder Employee Agreement”);

(viii) Escrow Agreement. The Escrow Agreement in the form of Exhibit D, executed by each Shareholder (the “Escrow Agreement”);

(ix) Key Person Compensation Agreements. The Key Person Compensation Agreements as set forth in Section 1.3, executed by the key employees of the Company identified therein;

(x) Approvals and Consents. Duly executed copies of all consents and approvals required for the consummation of the transactions contemplated by this Purchase Agreement, including without limitation, (A) all consents required by the Shareholders or the Company pursuant to any Contract; (B) all consents required from any Governmental Body as a result of the entering into and performance of this Purchase Agreement; and (C) the consents listed on Part 3.2(b) of the Disclosure Schedule;

(xi) Intercompany Transactions and Preliminary Transfers. The Shareholders shall have provided, and the Buyer shall have received, written evidence satisfactory to Buyer that:

(a) all intercompany assets and liabilities between Company and any of the Designated Affiliates have been canceled or otherwise terminated prior to Closing;

(b) (i) any assets, tangible or intangible property, and any other interests held by Designated Affiliates related to the Business of the Company (including, without limitation, certain leased equipment and interests in skim oil sales) have been transferred to the Company, (ii) any Shareholder and Designated Affiliate royalty interests in Wells owned by the Company have been terminated, (iii) all necessary filings, notices, and consents of Governmental Bodies and any other Persons as necessary to transfer the assets and interests to the Company and effect the termination of any royalty interests in the Wells have been obtained, (iv) the Company and the Shareholders have paid any sales, income, transfer or other taxes related to such transfers; and (v) the assets are free and clear of all Liens and obligations, except as set forth on Part 3.6(a) of the Disclosure Schedule; and

(c) any indebtedness owing to the Company by any director, manager, officer, employee, agent, stockholder, member, partner or Affiliate or associate of the Company not included in Part 3.17(b) of the Disclosure Schedule has been fully satisfied and discharged;

(xii) Officers’ Certificate. A certificate signed by each Shareholder and by the highest ranking officer or manager of the Company (the “Officers’ Certificate”), dated as of the date of the Closing, to the effect that:

(a) each of the representations and warranties of Selling Parties contained in this Purchase Agreement was true and correct when made and is true and correct in all respects as of the Closing;

(b) all obligations, covenants, agreements and conditions contained in this Purchase Agreement to be performed or satisfied by Selling Parties at or prior to the Closing have been performed or satisfied in all material respects; and

(c) the Selling Parties have not suffered any Material Adverse Change with respect to their properties, assets, financial condition, business or prospects since the date of this Purchase Agreement.

(xiii) Company’s Closing Certificate. A closing Certificate of Company (the “Company’s Closing Certificate”), duly executed by an authorized officer of the Company certifying, as complete and accurate as of the Closing, attached copies of (A) the certificate of formation of the Company, (B) the bylaws of the Company, if any, and (C) all requisite resolutions or actions of Company’s board of directors, partners, managers, stockholders, members or other governing authority of the Company authorizing the transactions contemplated by this Purchase Agreement;

(xiv) Good Standing Certificates. Certificates of good standing for the Company issued by the Secretaries of State, or similar other state Governing Body, of Texas, Louisiana, and Arkansas dated within two Business Days prior to the Closing;

(xv) Certificate of Non-Foreign Status. A certificate of non-foreign status executed by a duly authorized officer of the Company in compliance with United States Treasury Regulation Section 1.1445-2(b)(2);

(xvi) Opinion of Counsel. The opinion of the Company and Shareholders’ counsel substantially in the form of Exhibit E attached hereto and otherwise satisfactory to Buyer and its counsel; and

(xvii) Other Closing Deliveries. Such other documents as may be reasonably requested by Buyer.

2.3 Closing Conditions to Obligations of the Selling Parties. The obligations of Selling Parties to effect the transactions contemplated herein shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

2.3(a) No Litigation. No suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person shall be pending, instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No Governmental Body of competent jurisdiction shall have enacted a Legal Requirement that would have the effect of prohibiting the transactions contemplated hereby or result in a Material Adverse Change.

2.3(b) Performance. Each of the representations and warranties of Buyer contained in this Purchase Agreement shall have been true and correct when made and shall be true and correct in all respects as of the Effective Time, and Buyer shall have performed and complied in all respects with all agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by them at or prior to the Effective Time.

2.3(c) Closing Deliveries of Buyer. At the Closing, the Buyer will deliver the following to the Shareholders:

(i) Closing Payments. Closing payments to the Shareholders in accordance with Section 1.2(c), including the Stock Consideration to be paid at Closing, subject to Section 7.6(a);

(ii) Related Party Debt. Cash Consideration to the holder of the Related Party Debt in accordance with Section 1.2(b);

(iii) Funded Debt Payments. Pay-off by wire transfer of the Funded Debt, if any, as specified in Section 1.2;

(iv) Assumed Debt Releases. To the extent obtained, the releases contemplated by Section 5.8;

(v) Shareholder Employee Agreement. The Shareholder Employee Agreement, duly executed by an authorized officer of the Company or Buyer, as applicable;

(vi) Escrow Agreement. The Escrow Agreement executed by the Buyer;

(vii) Key Person Compensation Agreements. Copies of the Key Person Compensation Agreements, duly executed by an authorized officer of the Company, or Buyer, as applicable;

(viii) Officers’ Certificate. The Shareholders shall have received a certificate signed by authorized officers of Buyer, dated as of the date of the Closing, to the effect that:

(a) each of the representations and warranties of Buyer contained in this Purchase Agreement was true and correct when made and is true and correct in all respects as of the Effective Time; and

(b) all obligations, covenants, agreements and conditions contained in this Purchase Agreement to be performed or satisfied by Buyer at or prior to the Closing have been performed or satisfied in all material respects.

(ix) Authorizations. Certified copies of resolutions of the board of directors of Buyer as necessary to authorize the transactions contemplated by this Purchase Agreement; and

(x) Other Closing Deliveries. Such other documents as may be reasonably requested by the Shareholders.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth in the schedule delivered by Selling Parties to Buyer concurrently with the execution and delivery of this Purchase Agreement and incorporated by reference herein (the “Disclosure Schedule”), each Shareholder and the Company, jointly and severally, in each case as applicable, represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

3.1(a) The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing under the laws of those jurisdictions listed in Part 3.1(a) of the Disclosure Schedule, which, to the Shareholders’ Knowledge constitute every jurisdiction in which either the ownership or use of the assets or properties owned or used by the Company, or the nature of the activities conducted by the Company, requires such qualification. The Company has the full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

3.1(b) Part 3.1(b) of the Disclosure Schedule lists, as of the date hereof, as to the Company, its type of Entity, its jurisdiction of organization, and its stockholders, members, partners or other equity holders, as applicable. Part 3.1(b) of the Disclosure Schedule lists, and the Shareholders have made available to Buyer, copies of the Organizational Documents of the Company, as currently in effect.

3.1(c) Part 3.1(c) of the Disclosure Schedule lists, as of the date hereof, as to each individual Shareholder, his or her state of residence.

3.2 Authority; No Conflict.

3.2(a) Each of the Selling Parties has all necessary power and authority to execute and deliver this Purchase Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Purchase Agreement by Selling Parties and the consummation by Selling Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of Selling Parties are necessary to authorize this Purchase Agreement or to consummate the transactions contemplated hereby. This Purchase Agreement has been duly and validly executed and delivered by Selling Parties and, assuming the due execution and delivery by all other parties hereto, constitutes the legal, valid and binding obligations of Selling Parties, enforceable against such Persons in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relative to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Purchase Agreement nor the consummation of any of the transactions contemplated hereby do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Selling Parties; (ii) contravene, conflict with, or result in a violation of, any applicable Legal Requirements to which Selling Parties, or any of the assets owned or used by the Company, is subject; (iii) contravene, conflict with, or result in a violation of any of the material terms or material requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or materially modify, any Governmental Authorization that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or any other material lease or material agreement to which the Company or any Shareholder is a party; (v) require a consent from any Person (including any Governmental Body), except for those consents set forth on Part 3.2(b) of the Disclosure Schedule; or (vi) result in the imposition or creation of any Liens upon or with respect to any of the assets of the Company or equity interests in the Company held by the Shareholders.

3.3 Capitalization.

3.3(a) Except as noted on Part 3.3(a) of the Disclosure Schedule, each Shareholder has good and marketable title to his/her Shares, beneficially and of record, free and clear of any and all Liens, and has the sole right to transfer the Shares to the Buyer. Each such Shareholder represents that other than with respect to this Purchase Agreement and the Company’s Organizational Documents, such Shareholder is not a party to, or bound by, any agreement, instrument or understanding restricting the transfer of any of the Shares held by such Shareholder or governing the voting of the Shares held by such Shareholder, except as noted on Part 3.3(a) of the Disclosure Schedule.

3.3(b) The authorized capital stock of the Company consists of 3,000 shares of common stock, $1.00 par value, of which 1,000 are issued and outstanding. The Shares constitute all of the outstanding shares of capital stock of all classes of the Company. All of the Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

3.3(c) There are no options, warrants, or other rights to acquire any shares of common stock from the Company or any Shareholder.

3.4 Financial Statements.

3.4(a) Prior to Closing, the Company has delivered or will deliver to Buyer (collectively as presented hereunder, the “Financial Statements”): (i) audited combined and combining financial statements of the Company and the Designated Affiliates (balance sheet, statement of operations, changes in shareholders’/partners’ equity and statement of cash flows) for the fiscal years ended December 31, 2009, 2008, and 2007, audited by Silva Gurtner & Abney, LLC; and (ii) unaudited combined and combining financial statements of the Company and the applicable Designated Affiliates (balance sheet, statement of operations, changes in shareholders’/partners’ equity and statement of cash flows) as of and through the nine months ended September 30, 2010, which unaudited financial statements have been compiled by Silva Gurtner & Abney, LLC. The Financial Statements have been prepared in accordance with GAAP (except that unaudited financial statements do not contain footnotes) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the financial condition, operating results and cash flow of the Company and the applicable Designated Affiliates as of the dates and for the periods indicated therein, subject to the absence of footnotes.

3.4(b) The Company maintains and will continue to maintain through the Closing, a system of internal accounting controls designed and administered to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in accordance with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as otherwise indicated on Part 3.4(b) of the Disclosure Schedule, the Company is not party to or otherwise involved in any “off-balance sheet arrangements” (such as off-balance sheet loans, financings, or any instrument as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

3.5 Accounts Receivable. All accounts receivable of the Company (i) are valid, due and owing from third parties; (ii) arose from bona fide arm’s-length transactions in the Ordinary Course of Business; (iii) are collectable, subject to any existing allowance for doubtful accounts; and (iv), except as noted on Part 3.8(b) of the Disclosure Schedule, are not subject to any prior assignment or Lien, or any defenses, offsets or counterclaims. Any reserves for doubtful accounts receivable and uncollectible amounts reflected in the Financial Statements were established in accordance with GAAP and, as of the date of this Purchase Agreement, are sufficient to provide for any losses that may arise in connection with the collection of all such accounts receivable.

3.6 No Undisclosed Liabilities.

3.6(a) Part 3.6(a) of the Disclosure Schedule sets forth a complete and accurate listing of all Persons (a) to which the Company is indebted or (b) that possess a Lien on any Shares, any assets or properties of the Company, or any assets securing any portion of Company indebtedness (each such Person, a “Creditor”), together with the amount and a reasonably detailed description of the indebtedness owed to each Creditor.

3.6(b) The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) the liabilities or obligations reflected or reserved against the unaudited balance sheet of the Company as of September 30, 2010, (b) current liabilities incurred in Ordinary Course of Business since the date of the September 30, 2010 balance sheet that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, or (c) any other liabilities of the Company disclosed in Part 3.6(a) or Part 3.4(b) of the Disclosure Schedule.

3.7 Absence of Certain Changes. Since December 31, 2009, the Company has conducted its business only in the Ordinary Course of Business, and, except as related to closure of the Company’s “Jackson” salt water disposal Well or the Disclosure Schedule Parts noted below, has not:

3.7(a) suffered any change in its properties, assets, reserves, business, financial condition or prospects, except for such changes that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, for example, normal deterioration or changes in well or transportation equipment which may at any time require the repair or replacement of portions of the well equipment;

3.7(b) suffered any loss, destruction, theft or other casualty affecting any of its properties, assets or business (whether or not covered by insurance), except for any losses, destruction, theft or other casualty that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

3.7(c) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

3.7(d) been subject to any other event or condition that has, or to the Knowledge of Selling Parties, might reasonably be expected to result in a Material Adverse Change;

3.7(e) except as noted in Part 3.7(e) of the Disclosure Schedule, borrowed or agreed to borrow any funds, or incurred or assumed or became subject to, whether directly or by way of guarantee or otherwise, any liability, except liabilities incurred in the Ordinary Course of Business;

3.7(f) delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

3.7(g) except as noted in Part 3.7(g) of the Disclosure Schedule, paid, discharged or satisfied any liability other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business;

3.7(h) acquired or disposed of any property or assets other than in the Ordinary Course of Business, or, except as noted on Part 3.8(b) of the Disclosure Schedule, permitted or allowed any of its property or assets to be subjected to any Lien;

3.7(i) except as noted in Part 3.7(i) of the Disclosure Schedule, declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other equity or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or portion of other equity;

3.7(j) made any change in any method of accounting or accounting practice or revalued any assets (including in connection with the transfers from Designated Affiliates contemplated herein);

3.7(k) except as noted in the Financial Statements, made any capital commitments or capital expenditures outside of the Ordinary Course of Business that are not permitted under the terms of the Purchase Agreement;

3.7(l) made any changes in or amendments to any of its licenses, Governmental Authorizations, leases or other agreements (including the Contracts), except for such changes that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

3.7(m) made any change to its Organizational Documents;

3.7(n) Except as noted on Part 3.7(n), of the Disclosure Schedule, increased the compensation of any director, officer, manager, employee or agent;

3.7(o) Except as noted on Part 3.7(o), entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or collective bargaining agreement; or

3.7(p) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

3.8 Properties and Assets.

3.8(a) Part 3.8(a) of the Disclosure Schedule sets forth a true, complete and correct list and location of all tangible personal property with a value in excess of $1,000, as to the Company and each Designated Affiliate, regardless of whether owned or leased by as of the dates set forth therein. All tangible personal property used by the Company in the Business is either owned by the Company or leased by the Company.

3.8(b) Except as noted on Part 3.8(b) of the Disclosure Schedule, the Company has good, valid and marketable title to all of its material properties and assets, real, personal and mixed, tangible and intangible, including the properties and assets reflected in the September 30, 2010 financial statements (except for accounts receivable collected since September 30, 2010 in the Ordinary Course of Business), free and clear of all Liens.

3.8(c) All of the material equipment and other tangible assets listed on Part 3.8(a) of the Disclosure Schedule are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they presently are being used. All such tangible personal property has been maintained in accordance with prudent business practice and, except as set forth on Part 3.8(c) of the Disclosure Schedule, is road worthy (as applicable) and is generally safe for its intended use. The Company owns or has the right to use all the properties and assets listed on Part 3.8(a) of the Disclosure Schedule. Part 3.8(c) of the Disclosure Schedule also sets forth an accurate summary of all repairs and maintenance and the costs related to all trucks, transportation tanks and any other trucking and transportation related assets of the Company during calendar 2009 and the estimated maintenance budget for calendar 2010.

3.8(d) For any Wells owned by the Company, the Company is in exclusive possession and possesses defensible title to the Wells and to any saltwater, frac fluid, oil or skim oil contained therein, free and clear of all Liens, except as noted on Part 3.8(b) of the Disclosure Schedule. The Wells were constructed in accordance with applicable Legal Requirements and standards of workmanship customary in the industry, and are free from any known or latent material defects, except for ordinary wear and tear and as disclosed in Part 3.8(d) of the Disclosure Schedule. Part 3.8(d) of the Disclosure Schedule also sets forth an accurate summary of all repairs and maintenance and the costs related to the Wells during calendar 2009 and the estimated maintenance budget for calendar 2010.

3.8(e) For any land owned by the Company (the “Land”), the Company owns, represents and warrants that, as of the Closing, the Company holds the Land in fee simple interest, is in exclusive possession of the Land, and possesses defensible title to the Land, free and clear of all Liens, except as noted on Part 3.8(b) of the Disclosure Schedule, and Shareholders have not taken any action which might give rise to any other Liens thereon.

3.8(f) The land use rights related to the Wells are valid, existing and enforceable, and provide the Company with sufficient right to conduct the Business and own and operate the Wells as currently conducted. There are no eminent domain or condemnation proceedings pending or, to the Knowledge of Selling Parties, threatened affecting any portion of such land use rights. Except as set forth on Part 3.8(f) of the Disclosure Schedule, there has not been, and to the Knowledge of Selling Parties, there currently is not any event (with or without notice, lapse of time or both) that would result in the termination, impairment or limitation of any such land use right. Except as set forth on Part 3.8(f) and Part 3.8(b) of the Disclosure Schedule, no future payments of any kind are due in connection with any land use right in order to maintain its existence or freedom from Liens. Except as indicated on Part 3.8(f) of the Disclosure Schedule, each land use right is perpetual, and no consent from the grantors of any land use rights is required in connection with the transactions contemplated herein by this Purchase Agreement.

3.8(g) There are services (including water, gas, sewer, electricity and telephone) to the Land and Wells that are adequate for the Business as presently conducted. No payment of any connection or access fees is required for such services (except for payments for actual use). There is legal access to such services and properties presently used in the Business.

3.8(h) Each building or structure owned or used by the Company in the Business is in good condition and repair (reasonable wear and tear excepted), is operational and capable of servicing the present use thereof, and is in compliance with all Legal Requirements;

3.8(i) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction, completion and maintenance of the Wells and any building, improvement or other structure occupied or used by the Company have been fully paid or accrued, if billed, and no one is entitled to place or claim a Lien for work performed by or on behalf of the Company.

3.9 Subsidiaries. The Company does not own, beneficially or of record, any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.

3.10 Contracts. Part 3.10 of the Disclosure Schedule sets forth a complete and correct list of each of the following contracts, agreements, leases, licenses and obligations related to the Business to which the Company or any of the Shareholders is a party or bound (the “Contracts”). The Contracts are valid, binding and enforceable in accordance with their respective terms, and are in full force and effect. There are no existing material defaults thereunder and no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder:

3.10(a) Contracts concerning confidentiality (other than typical confidentiality provisions contained in Contracts entered into in the ordinary course of business) or that purport to limit, curtail or restrict the ability of the Company or any of its future subsidiaries or Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future subsidiaries or Affiliates may do business;

3.10(b) Contracts with any employee, consultant or other independent contractor (including contracts with or “leases” from any truck owner-operator), and any offer letters for employment with the Company outstanding, including but not limited to any Contracts providing for any commission based compensation, profit sharing, severance payments or benefits, relocation payments or benefits, bonuses, change in control payments or benefits, and the details of any such compensation agreement or arrangement;

3.10(c) Contracts with any labor union or other representative of employees (including any collective bargaining agreement);

3.10(d) Contracts with any employee leasing or temporary staffing agencies for the engagement of any leased employees or independent contractors;

3.10(e) Contracts with any present or former officer, director or stockholder of the Company, or any Affiliate of such officer, director or stockholder, including any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than (A) advances or reimbursements for travel and entertainment expenses, (B) employee confidentiality and non-disclosure agreements on the Company’s standard form, and (C) employee benefits generally available to employees.

3.10(f) Contracts under which the Company has advanced or loaned any amount to any of its employees or Affiliates of the Company and which has not been repaid in full prior to the date of this Purchase Agreement;

3.10(g) Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company;

3.10(h) partnership or joint venture agreements;

3.10(i) Contracts for the acquisition, sale or lease of material properties or material assets (by merger, purchase or sale of stock or assets or otherwise);

3.10(j) Contracts with any Governmental Body;

3.10(k) loans or credit agreements, mortgages, indentures, notes or other Contracts or instruments evidencing indebtedness, or any Contracts or instruments pursuant to which indebtedness may be incurred or is guaranteed by the Company, or any guarantees by third parties for the Company’s benefit;

3.10(l) any other mortgage, pledge, security agreement, assignment, deed of trust or other Contract granting a Lien on any material property or assets of the Company;

3.10(m) financial derivative master agreements or confirmations, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

3.10(n) voting agreements or registration rights agreements;

3.10(o) Contracts by the Company for consideration other than cash or receiving consideration from any Person in products or services in lieu of cash;

3.10(p) Contracts with any customer of the Company requiring (A) payments or reimbursements to such customer if certain service levels are not met or (B) that services be provided by specific individuals;

3.10(q) Contracts with the 10 highest revenue producing customers of the Company based on invoices rendered during the 12-month period ending June 30, 2010;

3.10(r) conditional sale Contracts under which the Company is either the seller or the purchaser;

3.10(s) Contracts (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) in amounts greater than $50,000;

3.10(t) each Contract or plan, including any stock option plan, profit sharing, stock appreciation plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated herein or the value of any of the benefits of which will be calculated on the basis of any such contemplated transactions;

3.10(u) Contracts which contain any standstill, non-competition or non-solicitation obligation of the Company, including but not limited to any Contract that restricts, or purports to restrict, the right of the Company or any Company employee from engaging in the business of the Company, hiring employees on behalf of the Company, or soliciting or conducting business with any customers, suppliers or vendors of the Company;

3.10(v) (A) material lease or rental Contract, including any equipment lease or sublease or any lease or sublease with respect to real property, (B) product design or development Contract, (C) consulting Contract, (D) indemnification Contract other than (x) indemnities against breach of the obligations contained in such Contract which were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of intellectual property contained in non-exclusive licenses entered into in the Ordinary Course of Business, (E) merchandising, sales representative or distribution Contract or (F) Contract granting a right of first refusal or right of first negotiation or similar rights;

3.10(w) any lease (including, but not limited to, any lease of qualified motor vehicles and trailers with a terminal rental adjustment clause), contract, commitment, or agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will: (A) extend over a period of more than one year; (B) result in a loss; or (C) involve consideration paid or received in excess of $25,000;

3.10(x) license, franchise, distributorship or other Contracts which relate in whole or in part to any intellectual property of or used by the Company, but excluding any commercial off the shelf software with a retail value of less than $10,000;

3.10(y) any material Contract with any manufacturer, supplier or provider of products or services that are resold by the Company or incorporated into any Company product that is resold by the Company to any Person;

3.10(z) Contracts that prohibit the Company from advertising, promoting or otherwise displaying any names, logos, trademarks, service marks, taglines, goods, products or services of any third party on the Company’s website or in any other materials of the Company;

3.10(aa) any Contract providing for the development of any product, system, software, content, technology, or intellectual property, independently or jointly, by or for the Company, or any Contract providing for the sale of customized or otherwise non-commercially available software, technology, products or services by or to the Company;

3.10(bb) any Contract to which the Company is a party providing for future performance by the Company in consideration of amounts previously paid excluding (A) maintenance agreements with customers entered into in the Ordinary Course of Business, and (B) prepayments for implementation of Company products with customers that have not yet been fully performed;

3.10(cc) Contracts which contain any liquidated damage provisions;

3.10(dd) any Contract with any distributor, reseller, original equipment manufacturer, systems integrator, sales representative, sales agency or manufacturer’s representative or otherwise, providing for the distribution or resale of any Company product;

3.10(ee) any Contract with a term of more than two years that is not terminable by the Company without cause upon notice of 90 days or less; and

3.10(ff) outstanding agreements of guaranty, surety or indemnification, direct or indirect, or performance bonds or letters of credit issued or posted by or on behalf of or obligating, as applicable, the Company.

3.11 Taxes.

3.11(a) The Company and Shareholders have, as appropriate, filed or caused to be filed all Tax Returns required to be filed by them with respect to the Company under applicable Laws, and such Tax Returns are true and correct in all material respects;

3.11(b) Except as noted on Part 3.11(b) of the Disclosure Schedule relating to a Louisiana sales tax audit, the Company and Shareholders have, as applicable and within the time and in the manner prescribed by law, paid all Taxes that were due and payable with respect to the Company and the Company will pay, within the time and in the manner prescribed by law all Taxes that become due and payable on or before the Closing;

3.11(c) There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes or the filing of any Tax Returns;

3.11(d) There are no outstanding (i) powers of attorney granted by the Company concerning any Tax matter except as noted on Part 3.11(d) of the Disclosure Schedule, (ii) except for an installment payment arrangement related to the tax audit described on Part 3.11(b) of the Disclosure Schedule, agreements entered into with any taxing authority that would have a continuing effect on the Company after the Closing Date or (iii) Liens (and immediately following the Closing Date there will be no Liens) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable;

3.11(e) There is no examination, action, suit, proceeding, investigation, audit, claim demand, deficiency (except for the installment payment arrangement related to the tax audit described on Part 3.11(b)) or additional assessment against the Company underway or pending (or any threat of any of the foregoing that has been communicated to the Company) with respect to any Tax;

3.11(f) The Company is not a party to any Tax allocation or sharing agreement. The Company has not been and is not now a member of an affiliated group of companies filing consolidated federal income Tax Returns or a member of any other group of companies filing consolidated, combined or unitary state, local or foreign income Tax Returns;

3.11(g) As of the Closing Date, the Company’s liability for any unpaid Taxes will not exceed the reserve for unpaid Taxes then carried on its books and records;

3.11(h) All Taxes required to be withheld by the Company on or before the Closing have been or will be withheld and paid when due to the appropriate agency or authority. The Company has timely filed all required information returns or reports, including Forms W-2 and Forms 1099, and accurately reported all information required to be included on such returns or reports;

3.11(i) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Purchase Agreement, including but not limited to the provisions of this Purchase Agreement, covering any employee or former employee of the Company, individually or collectively, which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

3.11(j) Except as noted on Part 3.11(j) of the Disclosure Schedule, the Shareholders have provided to Buyer correct and complete copies of Tax Returns filed by the Company since January 1, 2005. Except as noted on Part 3.11(j) of the Disclosure Schedule, neither the Company nor any Designated Affiliate has been audited by any taxing authority;

3.11(k) The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

3.11(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date;

3.11(m) The Company has at all times since September 16, 2008 had in effect a valid election to be treated as an “S corporation” under Code Section 1362 and under the corresponding provisions of applicable state and local laws. Except as related to the conversion of the Company from a partnership to a corporation on or about September 16, 2008, since its inception, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary;

3.11(n) Part 3.11(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company and in which the Company has filed any Tax Returns since its inception. No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim; and

3.11(o) The Company does not have and has never had any obligation to register a tax shelter under Code Section 6111 or to file any disclosure or maintain any list pursuant to Code Section 6112 and the Treasury Regulations. The Company has not entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations.

3.12 Insurance; Bonds. Part 3.12 of the Disclosure Schedule contains a complete list and description of each insurance policy and bond owned or held by or for the benefit of the Company and of each Designated Affiliate, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all claims made thereunder during the previous 12 months and the current status of such claims. All policies of liability, hazard, worker’s compensation and other forms of insurance owned or held by the Company, and all bonds owned or held by the Company, are in full force and effect. All premiums and other payments due under each insurance policy and bond have been timely and fully paid. Except as noted on Part 3.12 of the Disclosure Schedule, the Selling Parties have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Selling Parties under or in connection with any of their extant insurance policies or bonds. Except as noted on Part 3.12 of the Disclosure

Schedule, Selling Parties have not received any written or unwritten notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that there will be a cancellation or non-renewal of existing polices or binders, or that alteration of any equipment or any improvements to real property occupied by or leased to or by the Company, purchase of additional equipment, or material modification of any of the methods of doing business, will be required. Such insurance policies and bonds are sufficient for compliance with all agreements, Contracts, leases, Land Use Rights, applicable Legal Requirements, commitments or restrictions to which the Company is a party or by which the Company is bound, are valid, outstanding and enforceable, and provide reasonable and adequate insurance or other coverage for the assets and operations of the Company in accordance with generally accepted industry standards.

3.13 Labor Matters and Employment Matters.

3.13(a) Part 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Persons presently employed in the Business (the “Employees”), (ii) all currently-engaged independent contractors and consultants of the Company, excluding sales agents (collectively, the “Independent Contractors”) and (iii) the position and annualized base salary or wages for each such Employee during the 2010 calendar year. With respect to any Independent Contractors, the Company has paid for the services rendered in accordance with the terms of their respective agreements, copies of which have been delivered to the Buyer.

3.13(b) Part 3.13(b) of the Disclosure Schedule lists all employment agreements, independent contractor agreements, consulting agreements or severance agreements to which the Company is a party. This Purchase Agreement and the contemplated transactions herein do not and will not violate any such employment, independent contractor or consulting agreements. Except as noted on Part 3.13(b) of the Disclosure Schedule, to the Knowledge of the Selling Parties, the Company is in material compliance with all currently applicable Laws regarding employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices (including classification of personnel as Independent Contractors rather than Employees), and the Company is not engaged in any unfair labor practice. Except as noted on Part 3.13(b) of the Disclosure Schedule, the Company has not received any written notice of noncompliance of any currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.

3.13(c) The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Except as noted on the loss runs on Part 3.12 of the Disclosure Schedule, there are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the Knowledge of the Selling Parties, threatened, between the Company and any of its Employees or Independent Contractors.

3.13(d) To the Knowledge of the Selling Parties, no Employees working in the Business or Independent Contractors of the Company are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such Employee or Independent Contractor to be employed by the Company because of the nature of the Business as conducted by the Company as of the date hereof or to the use of trade secrets or proprietary information of others.

3.13(e) No management level Employees or Independent Contractors of the Company have given notice (written or otherwise) and, to the Knowledge of the Selling Parties, no such management level Employee intends to terminate his or her employment with the Company other than in connection with the Closing for purposes of seeking post-Closing employment with the Company or Buyer, as may be applicable.

3.13(f) To the Knowledge of the Selling Parties, the Company is not liable for any action, claim, demand, liability or proceeding by a vehicle lessor serving the Company as an Independent Contractor (i) for any payment, compensation, benefit or entitlement in excess of the express entitlements specified in any applicable vehicle lease agreement; or (ii) to be treated as or deemed an employee of the Company, including, but not limited to, claims for leave entitlements, health insurance, pension payments or coverage by employer liability insurance.

3.13(g) Except as disclosed on Part 3.13(g) of the Disclosure Schedule, (a) none of the Selling Parties is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) none of the Selling Parties is the subject of any Legal Proceeding asserting that such Selling Party has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving the Company pending or, to the Knowledge of Selling Parties, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, contractor, former employee or contractor, retiree, labor organization or other representative of its employees (including Legal Proceedings that challenge the classification of any personnel as independent contractors rather than employees) is pending or, to the Knowledge of Selling Parties, threatened against the Company; (e) no material grievance is pending or, to the Knowledge of Selling Parties, threatened against the Company; and (f) none of the Selling Parties is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees, contractors or employment practices.

3.14 Litigation. There is no legal, administrative, arbitration or other suit, proceeding, claim, action, investigation or inquiry pending or, to the Knowledge of Selling Parties, threatened against or involving the Company or its properties or assets, including, without limitation, condemnation or similar proceedings, or which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by the Selling Parties pursuant to this Purchase Agreement or in connection with the transactions contemplated hereby, except as disclosed in Part 3.14 of the Disclosure Schedule. To the Knowledge of Selling Parties, there is no valid basis for any such suit, proceeding, claim, investigation or inquiry.

3.15 Compliance with Legal Requirements; Permits.

3.15(a) To the Knowledge of Selling Parties, the Company is in material compliance with all Legal Requirements that are applicable to it or to the conduct or operation of its business or the ownership or use of any its assets. To the Knowledge of Selling Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by the Company of, or a substantial failure on the part of the Company to comply with, any applicable Legal Requirement, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Selling Parties have not received any written notice or other written communication or, to the Knowledge of Selling Parties, any unwritten notice or unwritten communication, from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Legal Requirement by the Company or obligation on the part of the Company to take remedial action in respect thereof.

3.15(b) A true, correct and complete list of all permits held by the Company relating to the ownership and operation of the Business (the “Permits” and each a “Permit”) are set forth on Part 3.15(b) of the Disclosure Schedule, each of which is valid and in effect, and the Selling Parties have not received any notice in writing, nor, to the Knowledge of the Selling Parties, has there been any oral or other informal communication that: (i) any Governmental Authority intends to cancel, terminate or not renew any such Permit; or (ii) the Company is conducting its business and carrying out any activities in breach or violation of any such Permit. The Company is not currently subject to any pending or, to the Knowledge of Selling Parties, threatened proceeding or investigation with respect to any Permits or Governmental Authorization. To the Knowledge of Selling Parties, the Permits listed on Part 3.15(b) of the Disclosure Schedule are the only approvals, consents, licenses, permits, waivers, registrations, certificates of occupancy, franchises, indirect air carrier approvals, customs broker licenses, hazardous material registrations, certificates of endorsement, credentials under the Customs Trade Partnership against Terrorism (“C-TPAT”), customs bonds, motor carrier licenses and registrations, federal and state departments of transportation licenses and registrations, other federal and state transportation licenses and registrations (to the extent applicable), driver licenses and certifications, credentials under the Uniform Carrier Registration Act (“UCRA”), the International Registration Plan (“IRP”) and the International Fuel Tax Agreement (“IFTA”), and any other certificates, licenses, approvals and other governmental authorizations required for the conduct of the Business as it is now being conducted or carried out by the Company. Except as set forth on Part 3.15(b) of the Disclosure Schedule, the Business is being and has been conducted in compliance with the requirements, standards, criteria and conditions set forth in the Permits listed on Part 3.15(b) of the Disclosure Schedule. The transactions contemplated by this Purchase Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permits listed on Part 3.15(b) of the Disclosure Schedule. To the Knowledge of the Selling Parties, the Company and the Designated Affiliates are and have been in compliance with all applicable Laws in all material respects, and have not received from any Governmental Authority any written notification with respect to actual or alleged conflicts with, defaults under or violations of any Laws, except as set forth in Part 3.15(b) of the Disclosure Schedule.

3.16 Environmental and Saltwater Disposal Matters. To the Knowledge of Selling Parties, the Company is, and at all times has been, in material compliance with all applicable Environmental Laws and Saltwater Disposal Laws (which compliance includes, but is not limited to, the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws and Saltwater Disposal Laws, and compliance with the terms and conditions thereof). Selling Parties have not received any written communications except as disclosed on Part 3.16 of the Disclosure Schedule or, to the Knowledge of Selling Parties, any unwritten communications from a Governmental Body alleging that the Company is not in such compliance and, to the Knowledge of Selling Parties, there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. The Company has never been subject to, or received any written notice, or to the Knowledge of Selling Parties any unwritten notice, of any private, administrative or judicial action alleging a material violation of Environmental Laws or Saltwater Disposal Laws, or any written notice, or to the Knowledge of Selling Parties, any unwritten notice of any such claim, and, to the Knowledge of Selling Parties there is no reasonable basis for any such notice or action and, to the Knowledge of Selling Parties, there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Body regarding any matter relating to health, safety or protection of the Environment or to the disposal of saltwater or frac fluid except as disclosed on Part 3.16 of the Disclosure Schedule. To the Knowledge of Selling Parties, no facts, events or conditions with respect to the Company’s past or present operations or the Business exist which interferes with or prevents continued compliance with, or gives rise to any common law or statutory liability or otherwise form the basis of any claim involving any non-compliance with Environmental Laws or Saltwater Disposal Laws.

3.17 Related Party Matters.

3.17(a) Preliminary Transfers and Terminations. As disclosed on Part 3.17(a) of the Disclosure Schedule, all tangible or intangible property, and all other assets and interests held by the Designated Affiliates related to the Business (including, without limitation, certain leased equipment and interests in skim oil sales) have been transferred to the Company in accordance with Section 2.2(i)(xi) herein, or, in the case of royalty interests and interests in skim oil sales held by any Shareholder or Designated Affiliate in the Company’s Wells, will be terminated as of Closing (such transfers and terminations collectively, the “Preliminary Transfers”). In connection with the Preliminary Transfers, each Shareholder jointly and severally represents and warrants to Buyer as follows:

(i) each Designated Affiliate is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has the full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets;

(ii) each of the Designated Affiliates has the necessary power and authority to carry out the Preliminary Transfers, and the execution of the Preliminary Transfers contemplated hereby have been duly and validly authorized by all necessary action; no other action or proceedings are required in order to authorize the Preliminary Transfers;

(iii) each of the Designated Affiliates, and each Shareholder, as applicable, at the time of the Preliminary Transfers, held good and marketable title to the assets and interests transferred and/or terminated pursuant to the Preliminary Transfers, free and clear of any and all Liens, and had the sole right to effect the Preliminary Transfers to the Company, and following the transfer, the Company holds good and marketable title to such interests and assets, free and clear of any and all Liens and of any obligations or liabilities arising directly or indirectly from any claim, penalty or assessment against a Designated Affiliate;

(iv) the Shareholders and Designated Affiliates have (i) effected all necessary filings, (ii) provided all necessary notices, (iii) obtained all necessary consents of Governmental Bodies and any other Persons, and (iv) paid all Taxes as necessary to complete the Preliminary Transfers;

(v) the Shareholders and Designated Affiliates have provided the Buyer with sufficient written evidence and all material related documentation of the Preliminary Transfers represented by this Section 3.17(a);

(vi) after the Preliminary Transfers, the Company owns all assets, rights and interests relating to the Business, none of which have been retained by the Shareholders or Designated Affiliates; and

(vii) the transferred assets and liabilities were recorded on the September 30, 2010 balance sheet of the Company at the same values as set forth in the audited balance sheet of the Company as of December 31, 2009, less depreciation consistent with past practice.

3.17(b) Interests of Officers and Directors. None of the directors, managers, officers, employees, agents, stockholders, members, partners or Affiliates or associates of the Company and its Designated Affiliates (other than each Shareholder) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, or in any supplier, distributor or customer of the Company, or any other relationship, contract, agreement, arrangement or understanding with the Company other than interests that will be terminated at Closing pursuant to the Preliminary Transfers.

Furthermore, no director, manager, officer, employee, agent, stockholder, member, partner or Affiliate or associate of the Company is a party to any lease, contract or other agreement relating to the Company’s properties and assets other than interests that will be terminated at Closing pursuant to the Preliminary Transfers. Except as otherwise listed on Part 3.17(b) of the Disclosure Schedule, any indebtedness owing to the Company by any director, manager, officer, employee, agent, stockholder, member, partner or Affiliate or associate of the Company has been fully satisfied and discharged.

3.18 Business Relationships. Selling Parties have not received any notification that any customer, supplier, rights holders or other Person will discontinue or materially reduce the purchase, supply or manufacture, as the case may be, of products or services related to the Business.

3.19 Securities Law Matters.

3.19(a) The Shareholders will acquire the Buyer Common Stock issuable hereunder for their own account and not with a view to the public sale or distribution thereof. The Shareholders do not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Buyer Common Stock that may be received hereunder.

3.19(b) Each of the Shareholders is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

3.19(c) Shareholders understand that the shares of Buyer Common Stock issuable hereunder are being offered and sold to them in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Shareholders’ compliance with, the representations, warranties, agreements, acknowledgements and understanding of Selling Parties set forth in this Section 3.19 in order to determine the availability of such exemptions and the eligibility of Shareholders to acquire the shares of Buyer Common Stock to be acquired, or that may be acquired, hereunder.

3.19(d) The Shareholders and their advisors, if any, have had access to the Buyer SEC Reports (as defined in Section 4.5) and have been afforded the opportunity to ask questions of and receive answers from Buyer regarding Buyer, the Buyer SEC Reports and the transactions contemplated hereby. The Shareholders understand that their investment in the shares of Buyer Common Stock being issued, or issuable, hereunder involves a high degree of risk. The Shareholders have sought such accounting, legal and Tax advice as they have considered necessary to make an informed investment decision with respect to their acquisition of shares of Buyer Common Stock that may be acquired hereunder.

3.19(e) The Shareholders understand that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Buyer Common Stock issuable hereunder, or the fairness or suitability of the investment in Buyer Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Buyer Common Stock contemplated hereby.

3.19(f) The Shareholders understand that (i) shares of Buyer Common Stock that may be issued hereunder have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from such registration, including pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto), and (ii) neither Buyer nor any other Person is under any obligation to register such shares of Buyer Common Stock under the Securities Act or any state securities laws or to otherwise comply with the terms and conditions of any exemption thereunder. Shareholders further understand and acknowledge that shares of Buyer Common Stock issued to them at Closing pursuant to Section 1.2(c) will be placed into an escrow for one year (or longer, if indemnity claims have been asserted by the Buyer) and that the Shareholders may not sale, assign or transfer the stock during this period.

3.19(g) The Shareholders understand that the certificates or other instruments representing the shares of Buyer Common Stock issuable hereunder will bear a restrictive legend as set forth in Section 3.19(h) below and an additional legend indicating the certificates are subject to the holding period restrictions of Section 3.19(f) above and offset provisions of Section 7.6 of this Purchase Agreement, and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and Buyer shall issue a certificate without legend to the holder of the shares of Buyer Common Stock at Buyer’s cost and expense, if (i) such shares of Buyer Common Stock are registered pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, Buyer receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of such shares of Buyer Common Stock may be made without registration under the applicable requirements of the Securities Act and state law, including pursuant to SEC Rule 144.

3.19(h) All certificates or other instruments representing the shares of Buyer Common Stock issuable hereunder shall bear the following restrictive legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO HECKMANN CORPORATION.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT STOCK PURCHASE AGREEMENT BY AND AMONG HECKMANN CORPORATION, COMPLETE VACUUM AND RENTAL, INC., STEVEN W. KENT, II AND JANA S. KENT, DATED NOVEMBER 8, 2010. THE CERTIFICATES REPRESENTING THESE SECURITIES HAVE BEEN HAVE BEEN DEPOSITED WITH __________, AS ESCROW AGENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF HECKMANN CORPORATION.

WITHOUT LIMITATION OF THE FOREGOING, THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE LATER OF NOVEMBER

8, 2011, OR RESOLUTION OF CLAIMS AS TO WHICH THE SECURITIES PROVIDE SECURITY UNDER THE AGREEMENT.

3.20 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholders will have any claim to payment from Buyer. To the extent that fees and expenses are owed to Capital Energy Advisors, Inc., such fees and expenses, if any, are the sole obligation of the Shareholders.

3.21 Full Disclosure. To Selling Parties’ Knowledge, no representations, warranties or statements made by any of the Selling Parties in this Purchase Agreement and in any document, certificate or other writing furnished or to be furnished to Buyer or its agents pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There are no facts known to Selling Parties which, either individually or in the aggregate, could, in Selling Parties’ reasonable opinion, result in a Material Adverse Change, which have not been disclosed in this Purchase Agreement or in the Disclosure Schedule.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Parties as follows:

4.1 Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as now being conducted, to own or use the property and assets that it purports to own or use, and to perform all of its obligations under contracts to which Buyer is a party or by which Buyer or any of its respective assets are bound. Buyer is duly qualified to do business as a foreign Entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change on Buyer, taken as a whole.

4.2 Authority; No Conflict.

4.2(a) Buyer has all necessary corporate power and authority to execute and deliver this Purchase Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Purchase Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Purchase Agreement or to consummate the transactions contemplated hereby. This Purchase Agreement has been duly and validly executed and delivered by Buyer and, assuming the due execution and delivery of this Purchase Agreement by the Selling Parties, constitutes the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Purchase Agreement, nor the consummation of any of the transactions contemplated hereby do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which Buyer, or any of the assets owned or used by Buyer, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer, or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Buyer is party or by which Buyer or any of its respective assets are bound; (v) require a consent from any Person; or (vi) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Buyer.

4.3 Capitalization of Buyer. The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, $0.001 par value (“Buyer Common Stock”), and 1,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof, (a) 108,899,985 shares of Buyer Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 67,788,907 shares of Buyer Common Stock are reserved for issuance upon exercise of outstanding warrants and options of Buyer, and (c) no shares of preferred stock are issued or outstanding. None of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act or any other Legal Requirement.

4.4 Buyer Common Stock. The shares of Buyer Common Stock issuable pursuant to Section 1.2 and Section 1.5 have been duly authorized, and when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

4.5 SEC Reports. Buyer has made available through EDGAR to the Shareholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”) since January 1, 2010. Except as disclosed on Schedule 4.5, the Buyer SEC Reports, as amended or superseded: (a) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Purchase Agreement then on the date of such filing and as so amended and superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Capacity. Buyer has the financial resources and authorized capital to purchase the Shares on the terms and conditions set forth herein.

4.7 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

4.8 Full Disclosure. To the Knowledge of Buyer, no representations or warranties in this Purchase Agreement made by Buyer contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statement herein or therein, in light of the circumstances under which they were made, not misleading.

SECTION 5: COVENANTS

5.1 Conduct of the Business by the Company. From and after the date of this Purchase Agreement until the earlier of the termination of this Purchase Agreement in accordance with its terms or the Effective Time, the Company shall act and carry on its business in the Ordinary Course of Business, not withdraw or borrow cash or pay dividends, refrain from any extraordinary transactions, keep all trade payables current with normal terms, make no capital expenditures above $50,000 without first consulting Buyer, take all necessary and reasonable steps to keep its Governmental Authorizations and Contracts in full force and effect, pay its debts and Taxes and perform its other obligations when due, comply with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, substantially maintain its assets and properties in good operating order and condition free and clear of all Liens, substantially keep available the services of its present officers, employees and contractors and substantially preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill shall be intact and unimpaired at the Effective Time. Notwithstanding the foregoing, but subject to Section 1.4, the Company may (a) expend up to $5 million in capital expenditures in connection with the acquisition of rights-of-way and permits for injection wells and supporting terminal and office facilities in the Eagle Ford shale fields in south Texas, the Haynesville shale fields in northwest Louisiana and east Texas and the Barnett shale fields in the Texas Bend Arch-Fort Worth Basin, (b) make payments or skim oil revenue transfers by the Company or customers of the Company to certain of the Shareholders or their Affiliates in an amount not to exceed $150,000 each month, (c) pay amounts due to commercial lenders under various credit facilities of the Company existing on the date of this Purchase Agreement, and (d) make distributions to Shareholders equal to the amount of individual income tax liability payable for taxable income related to Company operations during calendar year 2010 (the “2010 Distributions”). In connection with the 2010 Distributions, the Company will timely file its 2010 Form 1120S for the stub period ended on the Closing Date and provide Buyer with a copy of the return as filed. In no event shall the 2010 Distributions exceed 40% of the taxable income from Company operations reported to the Shareholders on Schedules K-1 to such Form 1120S. In the event that the 2010 Distribution exceeds the amount of the Shareholders’ tax liability, Shareholders shall pay Buyer the amount by which the 2010 Distributions exceed the Shareholders’ actual income tax liabilities related to Company operations as reflected on such returns, within five days of their filing. The Company shall use commercially reasonable efforts to prevent any occurrence, event or condition which would be inconsistent with any of their representations and warranties in this Purchase Agreement, and will promptly notify Buyer of any act, occurrence, event or condition which would have constituted a breach of any representation or warranty made in this Purchase Agreement had it occurred prior to or on the date hereof. The Company will not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 or take or allow any action, other than the transactions contemplated by this Purchase Agreement, that would result in the termination of the Company as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

5.2 No Shop. No Selling Party, nor any director, officer, manager or agent of any Selling Party, shall solicit, entertain or negotiate with respect to any offers for any of the capital stock or other equity interests of the Company or (except in the Ordinary Course of Business) any of the properties or assets of the Company prior to the earlier of the termination of this Purchase Agreement in accordance with its terms or the Effective Time. Each of the Selling Parties shall, promptly upon receipt of any communication from any third party with respect to any acquisition of stock or assets of the Company or any Designated Affiliate, advise Buyer of the details thereof.

5.3 Access to Information. Selling Parties shall make available to Buyer, its attorneys, accountants and representatives all records, books of account, documents and information (and shall cooperate with Buyer in communicating with relevant third parties), including, without limitation (i) all permits, licenses and regulatory materials related to safety compliance, environmental compliance, wage and hour Law compliance and transportation compliance; (ii) all schedules of the assets, liabilities and liens for the Company and each Designated Affiliate; (iii) all litigation, claims or notices of violations of the Company and each Designated Affiliate; (iv) Tax Returns since inception of Company and each Designated Affiliate; and (v) any other documentation that the Buyer may request, so that Buyer may investigate any and all aspects of the business, prospects, properties, assets, reserves and financial condition of the Company and the Designated Affiliates. Without limitation of the foregoing, Buyer shall have the right to (i) inspect files and all financial, geological, geophysical, exploration, metallurgical, engineering, hydrologic and environmental data of the Company and the Designated Affiliates, (ii) enter upon the properties of the Company and the Designated Affiliates to survey, test, sample and assay and to remove from such properties for testing purposes minerals, metals, ores, dumps and materials, (iii) use all existing structures, buildings, improvements, roads, easements, rights-of-way, facilities, utilities and water reasonably required for the aforementioned purposes, and (iv) exercise any and all other rights or privileges which are incidental or convenient to the rights described above.

5.4 Confidentiality. Except to the extent required by law, and other than in connection with its and its advisors’ and representatives’ evaluation of the transactions contemplated hereby, Buyer shall not disclose or use, and shall direct all of its advisors, attorneys, accountants and representatives not to disclose or use to the detriment of any of the Selling Parties, any confidential information, whether marked “Confidential” or not, furnished by any of the Selling Parties or any of their respective representatives to Buyer or its advisors or representatives. Confidential information shall not include information in the public domain through no fault of Buyer or its affiliates and advisors, or otherwise lawfully obtained by Buyer from another source. Nothing herein shall constitute an agreement by Buyer that neither it nor any of its Affiliates is prohibited or limited from competing with the Selling Parties; provided, however, that, until the earlier of the Closing Date or the termination of this Purchase Agreement, Buyer agrees to refrain from sharing confidential information related to Company’s customers with employees of Heckmann Water Resources Corporation. Furthermore, for a period of one year from the date hereof, neither the Buyer nor the Shareholders, nor any Affiliates thereof, shall, directly or indirectly, (a) solicit, interfere with, or endeavor to cause any key employee of Buyer or Selling Parties, as the case may be, to leave his or her employment, or (b) induce or attempt to induce any such employee to breach her or his employment agreement with Buyer or Selling Parties, as the case may be, provided that nothing herein shall preclude any general advertisement of available positions. Except to the extent required by law, the Shareholders, and any of their successors, assigns, or Affiliates will not, without the prior written consent of Buyer in its sole and absolute discretion, disclose any trade secret, intellectual property, customer list, or other confidential or other information about the Business to any other person or entity without the prior written authorization of the Buyer.

5.5 Disclosure; Announcement. The Parties may elect to make one or more announcements of the contemplated transactions described herein, in each case such announcement to be mutually coordinated by the Parties’ executive officers. Otherwise, except as required by law, without the prior written consent of the other Parties, no Party or its representatives shall make any public comment, statement or communication with respect to the status of the contemplated transactions, nor shall any Party otherwise disclose or permit the disclosure of the existence of discussions regarding the contemplated transactions or any other possible transaction among the Parties or any of the terms, conditions, or other aspects of the contemplated transactions described herein.

5.6 Transitional Matters. Without further consideration, Selling Parties shall take all such actions and execute all such documents as may be necessary or appropriate to effect an orderly transition of the ownership and operation of the Company. Without limitation of the foregoing, Selling Parties shall reasonably assist Buyer in notifying customers, suppliers, employees and other interested third parties, in attaining all necessary consents to the transactions contemplated hereby and in making appropriate transfers of the Governmental Authorizations listed on Part 3.15(b), if necessary.

5.7 Non-Competition and Non-Solicitation.

5.7(a) For the Restricted Period, none of the Shareholders, nor any of their successors, assigns, or Affiliates will, without the prior written consent of Buyer in its sole and absolute discretion, either alone or jointly with or on behalf of any Person, directly or indirectly, carry on or set up, or be employed or engaged as an employee, officer, director, consultant, agent or in any other capacity, lend money to, invest in or own any part of (except as a stockholder of not more than three percent of the shares of any company whose shares are publicly traded on a national securities exchange) a business that is carried on in competition with any part of the Business anywhere within the applicable Restricted Area.

5.7(b) “Restricted Area” shall mean:

(i) with respect to Louisiana, the parishes identified on Schedule 5.7(b);

(ii) with respect to Texas and Arkansas, the entire state thereof; and

(iii) with respect to any other state in which the Company does business or plans to do business as of Closing, the entire state thereof.

“Restricted Period” shall mean:

(iv) with respect to Louisiana, two years following completion of the sale hereunder. The parties acknowledge and agree that, for purposes of this covenant, the sale will be deemed to be concluded upon expiration of the last Earn-Out Annual Period;

(v) with respect to Texas and Arkansas, five years from the Closing; and

(vi) with respect to any other Restricted Area, five years from the Closing.

5.7(c) During the Restricted Period, unless then employed by Company or Buyer, as applicable, and acting lawfully within the scope of such employment for Company or Buyer, none of the Shareholders, nor any of their successors, assigns, or Affiliates will, without the prior written consent of Buyer in its sole and absolute discretion, either alone or jointly with or on behalf of any Person, directly or indirectly, (i) solicit any customers of the Company conducting business with the Company in the Restricted Area, or (ii) solicit for employment, hire, or engage for services any Person employed or engaged within the Restricted area by the Company after the Closing (or that was so employed or engaged during the 6-month period prior to the anticipated hiring.)

5.7(d) The covenants contained in this Section 5.7 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Section 5.7 is for any reason held by a court or arbitration tribunal to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed, reformed or judicially modified, as necessary in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable Legal Requirements. If any restriction in this Section 5.7 is held to be invalid, illegal or unenforceable in any respect under any applicable Legal Requirements in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision of this Section 5.7, but such restriction will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable restriction had never been contained in this Section 5.7.

5.7(e) The Shareholders acknowledge that the remedy at law for their breach of this Section 5.7 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this Section 5.7, Buyer will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and the Shareholders consent to the issuance of such equitable relief. Nothing in this Section 5.7(e) will be deemed to limit Buyer’s remedies at law or in equity that may be pursued or availed of by Buyer for any breach or threatened breach by any of the Shareholders of any part of this Section 5.7.

5.7(f) The parties agree that the covenants contained in this Section 5.7 are reasonable and are provided in exchange for reasonable and mutually agreed consideration under this Purchase Agreement. They further agree that the Business is highly competitive, the terms of this Section 5.7 are material to the willingness of Buyer and Selling Parties to enter into this Purchase Agreement, and the terms and conditions of this Section 5.7 are not more restrictive than is necessary to protect the legitimate interests of Buyer.

5.8 Release from Assumed Debt. Buyer will use reasonable commercial efforts to cause Creditors to release and discharge the Shareholders from any personal guarantees with respect to the Assumed Debt as of Closing and, if the Creditors are unwilling to do so, shall indemnify, defend and hold harmless the Shareholders in respect of such guarantees.

5.9 Rule 144 Transactions.

5.9(a) At all times after the Effective Date, and subject to the holding period restriction set forth in Section 3.19(f), Buyer covenants that (i) it will, upon the request of any Shareholder, use its reasonable best efforts to, to the extent any Shareholder is relying on Rule 144 under the Securities Act to sell any of the Buyer common stock, make “current public information” available, as provided in Section (c) of Rule 144, and (ii) it will take such further action (which shall not include the furnishing of any legal opinions of counsel to the Buyer) as any Shareholder may reasonably request from time to time to enable such Shareholder to sell its Buyer Common Stock without registration under Rule 144 of the Securities Act or any similar rule or regulation hereafter adopted by the SEC; provided that Buyer shall not be required to take any action described in this Section 5.9 that would cause Buyer to become or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. From time to time, upon the request of any Shareholder, Buyer will deliver to such Shareholder a written statement as to whether it has complied with the requirements of Rule 144(c).

SECTION 6: TAX MATTERS

6.1 Tax Reporting.

6.1(a) Tax Returns; Tax Refunds.

(i) The Shareholders shall prepare, or cause to be prepared, and file, or cause to be filed, all income Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Shareholders or their representatives shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence at least 10 days prior to filing and shall not file any such Tax Return without the written consent of the Buyer, which consent shall not be unreasonably withheld, delayed, or conditioned. The Shareholders shall be liable for Taxes of the Company (x) for any taxable years or periods that end on or prior to the Closing Date, and (y) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”) all Taxes of the Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the “Pre-Closing Tax Period”). For purposes of this Purchase Agreement, the portion of any Tax from a Straddle Period that is attributable to the Pre-Closing Tax Period shall be (x) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such Straddle Period, and (y) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such ended as of the end of day on the Closing Date. The Shareholders and their representatives shall not file or cause to be filed any amended Tax Return or claim for Tax refund for any Tax period ending on or before the Closing Date without the written consent of the Buyer, to the extent that such action would reasonably be expected to change the Tax liability of the Buyer or the Company for any Tax period after the Closing Date.

(ii) The Buyer shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns with respect to the Company which are due following the Closing Date, other than the Tax Returns described in Section 6.1(a)(i) above. Such Tax Returns shall be prepared, to the extent permitted by law, in a manner consistent with the prior practice of the Company unless otherwise required by applicable Law. At least 10 days prior to the filing of any Tax Return with respect to any Straddle Period, the Buyer shall submit copies of such Tax Returns, in draft form, to the Shareholders or their representatives, for written approval by the Shareholders, which approval shall not be unreasonably delayed, withheld or conditioned.

(iii) Each Shareholder shall be severally and jointly responsible for all Taxes, including, without limitation, all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, assignment and conveyance of the Company Stock by such Shareholder.

6.1(b) Proceedings and Cooperation.

(i) The Buyer shall communicate with the Shareholders regarding the status of any proceedings (“Proceeding”) related to Taxes of the Company for any taxable period ending on or prior to the Closing Date and the portion attributable to any Pre-Closing Tax Period. The Shareholders shall have the right to control the conduct and resolution of any Proceeding related to Tax matters for Pre-Closing Tax Periods; provided, however, that if any of the issues raised in such Proceeding could reasonably be expected to have an effect on the Tax liability of the Buyer or the Company for any taxable period beginning after the Closing Date, then the Shareholders shall not settle any such Proceeding with respect to such issues without the Buyer’s written consent, which shall not be unreasonably withheld, delayed or conditioned. If the Shareholders have the right to control the conduct and resolution of such Proceeding but elect in writing not to do so, then the Buyer shall have the right to control the conduct and resolution of such Proceeding, provided that the Buyer shall keep the Shareholders informed of all developments on a timely basis and the Buyer shall not resolve such Proceeding in a manner that could reasonably be expected to have an adverse effect on the Shareholders without the advance written consent of the Shareholders, which shall be timely and shall not be unreasonably withheld, conditioned or delayed.

(ii) The Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Buyer agree (i) to retain all books and records with respect to Taxes pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent reasonably notified by the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, to allow such other party to take possession of such books and records.

(iii) The Buyer, the Company and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iv) The Buyer, the Company and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Regulations promulgated thereunder.

SECTION 7: INDEMNIFICATION

7.1 Indemnity of Shareholders. The Shareholders agree, jointly and severally, to defend, indemnify and hold Buyer, the Company and their respective Affiliates, stockholders, directors, officers, employees and agents harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel), as the same are incurred, or any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively “Losses”) to which they or any of them become subject due to, or which results from, any of the following:

7.1(a) any breach or failure to satisfy any of the covenants, agreements, warranties or representations of any of the Shareholders contained in this Purchase Agreement.

7.1(b) any dispute relating to the allocation of the Purchase Price among the Shareholders and the Designated Affiliates.

7.1(c) any dispute or claim involving or made by any former owner of any of the Company or any Designated Affiliate;

7.1(d) any litigation, arbitration, mediation, action, or other proceeding disclosed (or that should have been disclosed) in Parts 3.11(e), 3.13(c), 3.13(f), 3.13(g), 3.14, 3.15, or 3.16 of the Disclosure Schedule, or any litigation or other similar matter that arises after the Closing relating to activities or operations prior to or on the Closing; and

7.1(e) any activity that gives rise to indemnification above that continues after the Closing, such as a violation of Law, until Buyer has received notice of the matter.

7.2 Buyer’s Indemnity. Buyer agrees to defend, indemnify and hold the Shareholders and their respective Affiliates, stockholders or other equity holders, directors, managers, officers, employees and agents harmless from and against any and all Losses to which they or any of them become subject due to, or which results from, any breach or failure to satisfy any of the covenants, agreements, warranties or representations of Buyer contained in this Purchase Agreement.

7.3 Procedure for Indemnification. The party that is entitled to be indemnified hereunder (the “Indemnified Party”) by the party required to indemnify hereunder (the “Indemnifying Party”) shall follow the procedures set forth below.

7.3(a) The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party. However, the right to indemnification hereunder will not be affected by any delay in or failure of an Indemnified Party to give any notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, notice.

7.3(b) If the indemnity claim arises from the claim of a third-party who is not then doing business with the Buyer, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party with respect to which it has the option to defend within 30 days after the Indemnifying Party receives notice of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The non-defending party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

7.3(c) Subject to Section 7.5, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. Unless the Indemnifying Party deposits with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party will promptly pay or reimburse the Indemnified Party for all expenses in defending any claim, for the amount of any settlement, and for all damages incurred by the Indemnified Party in connection with such claim or litigation.

7.4 Buyer Indemnity Threshold; Indemnity Limits.

7.4(a) Buyer Indemnified Parties shall not be entitled to seek indemnification under Section 7.1 until such time as the aggregate indemnifiable Losses thereunder exceeds $250,000 (it being agreed that in the event such basket is reached and exceeded, the Buyer Indemnified Parties shall be entitled to recover only the aggregate amount of Losses exceeding such threshold amount), provided that Losses arising under Section 7.1(d) shall be indemnified from dollar one. In light of the foregoing “basket,” until the “basket” threshold has been reached , any qualifications in representations, warranties, covenants and agreements, relating to materiality, Material Adverse Change, or (other than with respect to

Knowledge of “threatened” litigation) Knowledge or the like will be disregarded, and the representations, warranties, covenants and agreements shall be deemed to exclude these qualifications.

7.4(b) In no event shall the Shareholders’ indemnity obligations under this Purchase Agreement exceed the total amount of Cash Consideration and Stock Consideration received by Shareholders; provided, however, that this “cap” will not apply to Losses arising from fraud or intentional material misstatements or omissions.

7.4(c) For clarity, any adjustments to Purchase Price in Section 1.4, and any adjustments to Closing payments relating to Sections 1.2(a) or 1.2(b), shall not be subject to the indemnity thresholds or limits set forth in Section 7.4.

7.5 Control of Claims and Remedial Work. Notwithstanding the foregoing, in the event any liability or condition for which Buyer may seek indemnification hereunder requires the performance of any investigatory, reclamation or remedial work, or in the event that any claim relates to a Person with whom Buyer maintains an ongoing relationship, then Buyer shall conduct and control the work or defense of the claim, as the case may be, at the expense of the Shareholders and the Designated Affiliates and their respective successors and assigns, subject to their consent to any monetary settlement in excess of $100,000 pertaining thereto, which consent shall not be unreasonably withheld.

7.6 Escrow and Offset Rights.

7.6(a) At Closing, certificates representing the Buyer common stock issued under Section 1.2(c) shall be deposited into escrow pursuant to the Escrow Agreement attached as Exhibit D, and held for the longer of one year from Closing, or the resolution of any claims for indemnification made by Buyer pursuant to Section 7.1. In the event no claims are made during the one year period beginning on Closing, the certificates will be released to the Shareholders and the legends referenced in Section 3.19(h) shall be removed. If claims have been made, then all or a portion of the certificates representing Buyer common stock shall be held in escrow to secure claims made, pending resolution pursuant to Article 7, as provided in the Escrow Agreement.

7.6(b) Subject to Section 7.3, Buyer may offset against any Earn-Out Payments otherwise due in accordance with Section 1.5 to satisfy any of Shareholders’ indemnity obligations.

7.6(c) Any Buyer common stock held in escrow and made subject to an indemnity claim or retained as an offset pursuant to this Section 7.6 shall be valued at the average of the last sales price on the New York Stock Exchange, or such other national securities exchange on which Buyer common stock may then be listed, for the last ten trading days immediately prior to the date on which the claim is resolved. Buyer will notify the affected Shareholder by written notice in advance of any offset.

7.7 Equitable Remedies; Exclusive Remedies at Law.

7.7(a) Each party acknowledges that its rights under this Purchase Agreement are special, unique and of an extraordinary character and that such party could not be adequately compensated by money damages for a breach of the provisions of this Purchase Agreement by the other party. In the event this Purchase Agreement is breached, the other party shall be entitled to an injunction restraining such breach (or any threatened breach) and to specific performance of any provision of this Purchase Agreement, without bond or other security therefore, in addition to any other right or remedy available to such party.

7.7(b) Following the Closing, the indemnification provisions of this Section 7 shall be the exclusive remedies at law of Buyer, on the one hand, and the Shareholders, on the other hand, for any Losses in respect of breaches of representations and warranties under this Purchase Agreement, except in the case of any fraudulent or illegal acts or statements or the willful misconduct or active concealment of any Party hereto.

7.8 Calculation of Losses; Insurance. Any amounts payable under Section 7 shall be calculated after giving effect to (i) any proceeds actually received from insurance policies covering the Losses that are the subject of the claim for indemnity (net of any increase in premiums) and (ii) any proceeds received from third parties, including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such indemnitee. In no event shall Buyer or Selling Parties grant any rights of subrogation to an insurer that issued a policy covering Losses identifiable hereunder.

SECTION 8: TERMINATION

8.1 Termination. This Purchase Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(c) through 8.1(f) by written notice by the terminating party to the other party):

8.1(a) by mutual written consent of Buyer and Selling Parties.

8.1(b) by any of the Parties hereto if the transactions contemplated hereby shall not have been consummated by the Outside Date, provided that the right to terminate this Purchase Agreement under this Section 8.1(b) shall not be available to any Party whose material breach of this Purchase Agreement has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Outside Date.

8.1(c) by any of the Parties hereto if (i) a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or result in a Material Adverse Change, or (ii) there shall be pending, instituted or threatened, any suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person, which questions the validity or legality of the transactions contemplated hereby or which, if successful, could otherwise result in Material Adverse Change on the properties, assets, reserves, business, financial condition or prospects of the Company;

8.1(d) by Buyer, if any Selling Party breaches its obligations under Section 5.2;

8.1(e) by Buyer, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Selling Party set forth in this Purchase Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 2.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt of notice by the Selling Parties from Buyer of such breach or failure to perform or the Outside Date, whichever occurs earlier;

8.1(f) by any of the Selling Parties, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Purchase Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 2.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Buyer of written notice from any of the Selling Parties of such breach or failure to perform or the Outside Date.

8.2 Effect of Termination. In the event of termination of this Purchase Agreement as provided in Section 8.1, this Purchase Agreement shall immediately become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of any Party hereto or its respective officers, directors, stockholders, or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Purchase Agreement, fraud or knowing misrepresentation or omission, and (b) the provisions of Section 5.4 (Confidentiality; Non-solicitation), Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Section 9 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Purchase Agreement shall remain in full force and effect and survive any termination of this Purchase Agreement.

8.3 Fees and Expenses. Each Party shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its legal, accounting, tax and similar advisors and representatives) incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. If Buyer terminates this Purchase Agreement pursuant to Sections 8.1(d) and 8.1(e), or if any of Selling Parties fails to perform its obligations hereunder or breaches its representations or warranties herein, or violates Section 5.1 (Conduct of Business), Section 5.4 (Confidentiality) or Section 5.4 (Disclosure), then Buyer shall be entitled to recover all of its reasonable costs and expenses incurred in connection with pursuing or consummating the transactions contemplated hereby.

SECTION 9: MISCELLANEOUS PROVISIONS

9.1 Amendment. This Purchase Agreement may be amended at any time prior to the Effective Time by the parties hereto, provided that such amendment is in writing and signed by all parties.

9.2 Waiver.

9.2(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Purchase Agreement or any of the documents referred to in this Purchase Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Purchase Agreement or the documents referred to in this Purchase Agreement.

9.2(b) At any time prior to the Effective Time, Buyer (with respect to any of the Selling Parties) and all of the Selling Parties (with respect to Buyer), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Purchase Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Purchase Agreement or any document delivered pursuant to this Purchase Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Purchase Agreement. Any agreement on the part of a party to this Purchase Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.3 Survival of Representations and Warranties. The representations and warranties of each Party contained in this Purchase Agreement or in any document or instrument delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any Party or its representatives for a period of 36 months after the Closing Date (except to the extent that written notice of a claim has been provided prior thereto describing in reasonable detail the basis for such claim, in which event the applicable representation and warranty shall survive until the claim is resolved, but only to the extent the representation and warranty relates to matters subject to the claim); provided, however, that notwithstanding the foregoing, any representations and warranties contained in Section 3.11 shall survive until 90 days after the expiration of the maximum period of time permitted under the applicable Law, including, but not limited to, any statute of limitations, for the assessment of Taxes resulting from matters covered thereby. The representations, warranties, covenants and agreements made by any party in this Purchase Agreement shall not be affected, limited or compromised in any respect by any due diligence investigation or any other inquiries or investigations by any other party, regardless of the results thereof. Nothing herein shall limit any claims based on fraud or intentional material omissions or misstatements.

9.4 Entire Agreement. This Purchase Agreement, and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties to this Purchase Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

9.5 Execution of Agreement; Counterparts; Electronic Signatures.

9.5(a) This Purchase Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

9.5(b) The exchange of copies of this Purchase Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Purchase Agreement as to the parties and may be used in lieu of an original Purchase Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Purchase Agreement or any other document contemplated by this Purchase Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Purchase Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Purchase Agreement or such other document contemplated.

9.6 Governing Law. This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Purchase Agreement or any of the transactions contemplated by this Purchase Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in Dallas County, Texas (a “Texas Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Texas Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Legal Requirement. Nothing in this Purchase Agreement shall affect the right of any party to this Purchase Agreement to serve process in any other manner permitted by Legal Requirements.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.9 Disclosure Schedule.

9.9(a) The Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 3. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty unless specifically referred to therein.

9.9(b) If there is any inconsistency between the statements in this Purchase Agreement and those in the Disclosure Statement (other than an exception set forth as such in the Disclosure Schedule), the statements in this Purchase Agreement will control.

9.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Purchase Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.11 Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Purchase Agreement without the prior written consent of the other Parties, except that Buyer may assign all or any portion of its rights under this Purchase Agreement (a) to any wholly owned subsidiary; but no such assignment will relieve Buyer or its successor of its primary liability for all obligations of Buyer hereunder, or (b) by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer may transfer all or substantially all of its assets, where such corporation or entity assumes this Purchase Agreement and all obligations and undertakings of Buyer hereunder; but no such assignment will relieve Buyer of its liability for its obligations hereunder. Subject to the preceding sentence, this Purchase Agreement shall apply to, be binding in all respects upon and inure solely to the benefit of, the Parties and their respective successors and assigns. Any attempted assignment of this Purchase Agreement, or of any such rights by any party herein, in violation of the provisions of this Purchase Agreement shall be void and of no effect.

9.12 No Third Party Rights. Nothing in this Purchase Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Purchase Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 7.

9.13 Notices. All notices, consents, waivers and other communications required or permitted by this Purchase Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Buyer:

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Charles R. Gordon or Brian R. Anderson

Fax No.: 760.341.3727

with a copy to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax No.: 480.606.5524

Selling Parties:

Steven W. Kent, II

1607 NE Loop

Carthage, Texas 75633

Fax No.: 903.694.9953

with a copy to:

Adams and Reese LLP

Attention: Mark S. Embree

701 Poydras St., Suite 4500

New Orleans, Louisiana 70118

Fax No.: 504.556.0210

9.14 Construction; Usage.

9.14(a) In this Purchase Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Purchase Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof unless the context requires otherwise;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Purchase Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Change” under this Purchase Agreement. For purposes of the indemnification provisions hereof, any materiality or Material Adverse Change standard contained in any representation, warranty, agreement or covenant shall be deemed to be omitted for purposes of measuring any Losses.

9.14(b) This Purchase Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Purchase Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

9.14(c) The headings contained in this Purchase Agreement are for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement and shall not be referred to in connection with the construction or interpretation of this Purchase Agreement.

9.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Purchase Agreement are not performed in accordance with their specific terms and that any breach of this Purchase Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Purchase Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Purchase Agreement.

9.16 Severability. If any provision of this Purchase Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Purchase Agreement will remain in full force and effect. Any provision of this Purchase Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed as of the date first above written.

BUYER:

HECKMANN CORPORATION a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed as of the date first above written.

COMPANY:

COMPLETE VACUUM AND RENTAL, INC. a Texas corporation

By:
Name:
Title:

SHAREHOLDERS:

STEVEN W. KENT, II

JANA S. KENT

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Purchase Agreement (including this EXHIBIT A):

“Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

“Business Day” shall mean a day other than a Saturday or Sunday or other day on which banks in the state of Texas are authorized or required by Laws to be closed.

“Control,” “Controlled,” “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least 50% of the outstanding voting securities of such Person.

“EDGAR” shall mean the SEC’s Electronic Data Gathering and Retrieval system.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) regulating, or otherwise seeking to reduce to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authorization” shall mean any, (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any, (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials. Hazardous materials shall include hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended and regulations promulgated thereunder, and shall also include any hazardous waste, hazardous substance, pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law that is or was applicable to the operations of the Company, including materials regulated by the Pipeline and Hazardous Materials Safety Administration of the United States Department of Transportation under its Hazardous Materials Transportation Regulations at 49 CFR Parts 171 through 180.

“Knowledge” refers to an individual’s awareness of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter under the same or similar circumstances.

“Laws” shall mean all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Bodies.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Buyer Common Stock is then listed or traded). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section other provision.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and any other encumbrance of every type and description, whether imposed by applicable laws, agreement, understanding or otherwise.

“Material Adverse Change” shall mean any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on: (i) the business, financial condition, results of operations or prospects of the Company, including Land Use Rights; or (ii) the ability of a party to consummate the transactions contemplated by the Purchase Agreement. Without limitation and by way of illustration, a Material Adverse Change shall include, in regard to the Selling Parties: (x) changes in operating conditions or laws or regulations materially adversely affecting their businesses; or (y) material loss or reduction in current or prospective business or contractual agreements and financial commitments from any major customer or any Affiliate thereof.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” shall mean, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Pay-Off Letter” shall mean a letter from a Company Creditor addressed to the Buyer, the Company, and each Shareholder, including the following items in a form and manner satisfactory to the Buyer: (a) identification of the documents pursuant to which the Company is obligated to such Creditor with respect to Company indebtedness and all documents related to, or entered into connection with the incurrence of, the Company indebtedness (the “Debt Instruments”), (b) a statement that the Debt Instruments are in full force and effect, that the Company is not in default under the Debt Instruments and that no event has occurred and is continuing that, with notice or lapse of time or both, would constitute a default by the Company under the Debt Instruments, (c) if applicable, the consent of the Creditor to (including a waiver of any default or other effect under the Debt Instruments in respect of) the transactions contemplated by this Purchase Agreement and the related ancillary agreements, (d) the amount that would constitute payment in full under the Debt Instruments as of the Closing Date, (e)

acknowledgement that, upon receipt of such payment in full, (i) any and all covenants and restrictions on the activities of the Company under such Debt Instruments shall be terminated, and (ii) any and all Liens held by such Creditor, or of any of its designees or affiliates, on the Shares or on any of the assets and properties of the Company, shall be terminated and released effective on the Closing Date and, (f) any other information reasonably requested by the Buyer.

“Person” shall mean any individual, Entity or Governmental Body.

“Saltwater Disposal Laws” shall mean any Legal Requirement that relates to the storage, transportation or disposal of saltwater, frac fluid or other oilfield waste, including the Railroad Commission of Texas’ disposal regulations administered by such agency’s Technical Permitting Section – Underground Injection Control Program and the Safe Water Drinking Act of 1974, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), apportioned payment pursuant to UCRA, IFTA or IRP (as defined in Section 3.15(b)), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Term	Section
2010 Distributions	Section 5.1
Accounting Firm	Section 1.4(b)(iii)
Annual Periods	Section 1.5
Assumed Debt	Section 1.2
Auditor’s Determination Statement	Section 1.4(b)(iii)
Business	Recitals
Buyer	Preamble
Buyer Common Stock	Section 4.3
Buyer SEC Reports	Section 4.5
C-TPAT	Section 3.15
Cash Consideration	Section 1.2
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Balance Sheet	Section 1.4(b)(i)(a)
Code	Section 3.11(i)
Company	Preamble
Company Stock	Recitals
Company’s Closing Certificate	Section 2.2(i)(xiii)
Contracts	Section 3.10

Term	Section
Creditor	Section 3.6(a)
Designated Affiliate	Recitals
Designated Affiliates	Recitals
Disclosure Schedule	Section 3
Earn-Out Payment	Section 1.5
EBITDA	Section 1.6(a)
EBITDA Calculation	Section 1.6(a)
Effective Time	Section 2.1
Employees	Section 3.13(a)
Escrow Agreement	Section 2.2(i)(viii)
Final Closing Date Balance Sheet	Section 1.4(b)(ii)
Financial Statements	Section 3.4(a)
Funded Debt	Section 1.2
GAAP	Section 1.4(a)
IFTA	Section 3.15(b)
Indemnified Party	Section 7.3
Indemnifying Party	Section 7.3
Independent Contractors	Section 3.13(a)
IRP	Section 3.15(b)
Key Person Compensation Agreements	Section 1.3
Land	Section 3.8(e)
Losses	Section 7.1
Minimum Shareholders’ Equity	Section 1.4(a)
Officers’ Certificate	Section 2.2(i)(xii)
Outside Date	Section 2.1
Parties	Preamble
Permitted Borrowings	Section 1.2(a)
Performance Target	Section 1.5
Permit	Section 3.15(b)
Permits	Section 3.15(b)
Pre-Closing Tax Period	Section 6.1(a)(i)
Preliminary Transfers	Section 3.17(a)
Proceeding	Section 6.1(b)
Purchase Agreement	Preamble
Purchase Price	Section 1.2
Related Party Debt	Section 1.2(b)
Resolution Period	Section 1.4(b)(ii)
Restricted Area	Section 5.7(b)
Restricted Period	Section 5.7(b)
Selling Parties	Preamble
Shareholder	Preamble
Shareholder Employee Agreement	Section 2.2(i)(vii)
Shareholders	Preamble
Shareholders’ Equity True-Up Amount	Section 1.4(a)
Shares	Recitals
Stock Consideration	Section 1.2
Straddle Period	Section 6.1(a)(i)
Texas Court	Section 9.7
UCRA	Section 3.15(b)
Wells	Recitals

EXHIBIT B

FORM OF KEY PERSON COMPENSATION AGREEMENT

EXHIBIT C

FORM OF SHAREHOLDER EMPLOYMENT AGREEMENT – STEVEN W. KENT, II

EXHIBIT D

FORM OF ESCROW AGREEMENT

EXHIBIT E

FORM OF OPINION OF COMPANY AND SHAREHOLDERS’ COUNSEL